Exhibit 99.2
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FISCAL 2001 SECOND QUARTER CONFERENCE CALL
January 31, 2001 - 10 a.m. Central


DIRCK STEIMEL:
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Good morning.  I'm Dirck Steimel, assistant manager of investor communication for Meredith Corporation. With me are Bill Kerr, chairman and chief executive officer, Suku Radia, our chief financial officer; and Tom Ferree, our corporate controller. Also Steve Lacy, our Publishing Group president, is with us today.

This morning we will discuss our fiscal 2001 second quarter results, and then we'll respond to your questions. Before we begin, let me remind you that we'll be discussing forward-looking information that is subject to certain risks and uncertainties based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated. Factors which could adversely affect future results include, but are not limited to, changes in advertising and consumer demand, paper prices, postal rates and other adverse economic conditions nationally, regionally or in specific local markets. A complete description can be found on page 20 of our fiscal 2000 annual report.

Also, we want to let you know that our formal remarks today are being Webcast live. We welcome those who are listening to us via the Internet. Our remarks will be posted on our Web site -- Meredith.com -- shortly after the call's conclusion, and the Webcast will remain on our Web site until our next earnings release in April 2001.

At this time, I'll turn the program over to Bill.

BILL KERR:
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Thanks Dirck, and welcome to everyone listening this morning.

I'll begin with a review of our second quarter. Our results, at 47 cents per share, were in line with our earlier guidance and with the First Call consensus.

In publishing, reported revenues for the second quarter were down 4 percent and operating profit was down 10 percent. When adjusted for discontinued titles, comparable revenues were up 1 percent. These results include increased investment spending in our Interactive Media operations. During the quarter we saw strong performance in circulation, books and integrated marketing.

In the second quarter, the softness in packaged-goods advertising we noted in our first quarter conference call continued, along with reduced spending in advertising for automobiles, direct response and dot com. This primarily affected our large titles, Better Homes and Gardens and Ladies' Home Journal.

Looking at market share in the Women's Service field, Better Homes and Gardens continued to hold the market share leadership position. Based on PIB data for the 12-month period ended with the December issue, Better Homes and Gardens led the seven-magazine field with 27.5 percent of all advertising revenues. Its closest competitor had 16.8 percent. Better Homes and Gardens and Ladies' Home Journal combined for more than 38 percent of all revenues in the field.

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We saw encouraging growth in our mid-sized magazines.  Our mid-sized group, led by Traditional Home and Country Home, saw ad pages and revenues increase in the mid-single-digit range. Advertising revenues for Traditional Home were particularly strong and it grew market share in pages and revenue. Country
Home also saw higher advertising revenues for the second quarter and the six months, and it increased market share in pages and revenue.

To build the revenue streams of our mid-sized magazines, we have decided to increase the frequency of Traditional Home and Country Home. Traditional Home will be published eight times in calendar 2002, up from six times this year. Country Home will go to nine times a year in calendar 2002 and 10 times a year in 2003, up from the current eight times a year.

You may recall that we previously announced that we would increase the frequency of MORE magazine to 10 times annually and its rate base to 600,000 beginning next month. We are planning to raise the rate base of MORE again next fall. In addition, we just increased the frequency of Renovation Style magazine to six times annually. We are also moving up the rate base for Golf for Women to 400,000 for the February issue.

Our strategy to increase our non-advertising revenues in circulation, Books, Integrated Marketing and Interactive Media continues to yield good results. Comparable non-advertising revenues were up in the mid-single-digit range for the second quarter, when compared to the prior year period. For the first six months of fiscal 2001, 56 percent of our Publishing revenues and 41 percent of total revenues came from non-advertising sources.

Comparable circulation contribution for our magazines was up in the mid-single digits for the second quarter and the first six months.

We continue to make significant progress in our efforts to acquire magazine subscriptions online. In the second quarter, our online subscriptions more than tripled when compared to the prior-year period. In the first six months of fiscal 2001, we generated as many subscriptions online as we did in all of fiscal 2000. We have put a high priority on moving subscriptions to the Internet because of the tremendous potential for reducing subscription acquisition costs.

We once again delivered strong newsstand performance. While the industry is experiencing declining newsstand revenues, our comparable revenues increased in the high-single digits during the second quarter. Newsstand revenues for our very important Better Homes and Gardens Special Interest Publications were up significantly during the quarter.

On the cost side, the postal increase of 9.9 percent went into effect January
7. Our increase was slightly less than that because of our efficient mailing practices, and in line with our expectations. Paper prices are still approximately 10 percent higher than they were a year ago because of the two price increases we saw last year. But they appear stable going forward. Printing prices are also stable and we continued to experience positive year-over-year comparisons from our negotiated printing contracts.

Our Book operation continues its strong performance, producing double-digit increases in revenues and operating profits during the second quarter. This is a continuation of a long-running pattern of strong performance. In the past


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three years revenues from our Book operations have risen more than 50 percent and operating profit has more than doubled.

We have accomplished our growth in Books by leveraging our expertise in the home and family category and by partnering with leading companies, such as The Home Depot and Ortho. In fiscal 2001 we are introducing four new books for The Home Depot, in addition to the six titles we have produced for them over the past five years. For Ortho, we have published 50 new or revamped titles since we took over the business in 1997. We've recently added partnerships with Waverly, the leading producer of decorator fabrics and wallcovers, and Stanley Works, the nation's leading toolmaker.

During the second quarter, we saw continued growth in our Integrated Marketing operations, with revenues up in the mid-single digits and profits up significantly more. We have recently entered into a relationship with Sub-Zero, the manufacturer of premium refrigerators and other appliances, to produce a high-end kitchen design book to be sold at Sub-Zero dealers and leading bookstores. We also have several other new relationships with leading companies, including La-Z-Boy Furniture Galleries, Mrs. Butterworth's, and Carnival Cruise Lines. We continue to build on our broad existing relationships, including The Home Depot, Kraft, Nestle, Lutheran Brotherhood, United Healthcare and Iams.

While these relationships often include some form of advertising in Meredith magazines, they have grown well beyond advertising to in-depth strategic relationships with our clients. The growth has been impressive, with revenue for our top five relationships rising four-fold in the past three years.

We are also very encouraged by the continued progress of our Interactive business. Revenues for the second quarter and the first half more than doubled. Consistent with our announced Interactive Media expansion strategy, operating expenses were $1.6 million and $2.8 million higher than the prior-year second quarter and first half, respectively.

Page views for all Meredith sites grew 35 percent and unique visitors grew 50 percent for the fiscal 2001 second quarter versus the same period last year. The number of registrations on Meredith sites continues to grow. At the end of the second quarter, we surpassed the 1.1 million mark. These registrations are critical in our efforts to obtain subscriptions online.

Traffic on our flagship site, BHG.com, also increased. In the most recent rankings by Media Metrix, PC Data and Nielsen/NetRatings, BHG.com was in the top ten of all magazine Web sites, and it was the top women's-magazine site in all three rankings.

In our Interactive business we continue to leverage our ability to provide strong content for the home and family market on the Internet's leading sites. And we are using our agreements with these leading sites to obtain subscriptions to our magazines via the Internet.

Earlier today, we announced a multi-year agreement to provide interactive content to the Microsoft Network's HomeAdvisor.com. Under the agreement, content from BHG.com will appear on HomeAdvisor.com and will be made available to more than 56 million users per month. Additionally, HomeAdvisor.com will provide millions of impressions and links to our subscription-selling site through buttons, banner ads or an on-page form where a visitor can enter

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subscription order information.  We believe that these links will help us generate thousands of online magazine subscriptions per year.

We also recently signed a new, expanded agreement with America Online. We continue to have a major presence on several America Online brands, providing our top-ranked cooking, gardening, health, lifestyle and other information to the millions of AOL and CompuServe members, along with Netscape and AOL TV users. Under this new multi-year agreement, we will provide the America Online brands thousands of recipes from our magazines and Web sites to populate the searchable collection of recipes. In addition, the new agreement will enhance Meredith's initiative to generate more magazine subscriptions via the Internet by featuring Better Homes and Gardens and other magazine titles across the Shop@AOL online shopping destinations, providing consumers one-click access to purchasing subscriptions online.

Moving to Broadcasting, revenues were up 3 percent for the second quarter due in part to significant political advertising at our stations in Kansas City, Flint/Saginaw and Hartford. For the quarter, political advertising totaled $10.8 million. Consistent with what you've been hearing from other publicly reporting broadcasting companies, we saw a slowdown in demand for television advertising following the election, with softness in automobiles, retail, and telecommunications. Broadcasting operating profits in the second quarter were flat with the prior-year period, reflecting continued investments in news programming and sales improvements.

We are seeing improved ratings at WGCL, our Atlanta CBS affiliate, though we are not yet achieving our expected financial performance. In the station's November book, a major selling tool for television stations, ratings for our newscasts at 5 p.m., 6 p.m. and 11 p.m. increased in both of our key selling demographics, adults 18 to 49 and adults 25-54. In addition, the station's sign-on to sign-off ratings improved in both of those demographic categories. These gains mark the third consecutive ratings book in which WGCL posted year-over-year increases. While the Atlanta local television advertising market declined, WGCL increased its share of revenue during the second quarter. The growth was modest, but it was the third consecutive quarterly market share gain for the station. Additionally, third fiscal quarter pacing reports for WGCL are encouraging.

We recently completed our multi-year news expansion program. During October we launched a 10 p.m. newscast at KPDX, our Portland FOX affiliate. The newscast had a strong initial ratings book, tying or beating the market's other 10 p.m. news in all key demos. At KPHO, our Phoenix CBS-affiliate, we launched a 35-minute late newscast in January, expanding it from an eight-minute newscast. In total, since 1998 we have increased the number of hours of local news on our stations by more than 50 percent to approximately 230 hours each week.

Our five CBS stations saw brisk sales for the Super Bowl and Survivor II. Demand for both programs was strong and many of our stations were able to leverage Survivor and the Super Bowl to attract additional advertising.

Looking ahead to our third quarter and rest of fiscal 2001 for the entire company, we are facing a weakening and volatile advertising market.
Advertising budgets are under pressure as the country's overall economic growth begins to slow. We've seen this in Publishing, where recent Publishers Information Bureau numbers reflect a slowdown in the growth of advertising spending across all magazines at the end of calendar 2000. The trend was

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especially apparent in the women's service field. In Broadcasting, as I mentioned, there was a definite post-election slowing in December after stronger spending earlier in the fall.

I want to assure you we are working very hard to increase revenues and reduce costs in the face of this advertising slowdown. As we do this, we will not lose sight of our long-term goals of enhancing our core franchises and building shareholder value. That means we will continue to make decisions and investments consistent with our strategic plans for the long-term growth of our business. I'm convinced that these actions will make Meredith a stronger company in the coming years.

In anticipation of an advertising slowdown, in the first half of fiscal 2001 we reduced costs by 8 percent versus our budget, and by 2 percent, or approximately $8 million, compared to the prior-year period.

In regard to headcount, at the end of the calendar year we were running 175 positions below our budget of 2,900, even with the addition of positions in key strategic areas, such as Integrated Marketing and Interactive Media in our Publishing operations, and in news operations and sales improvements in Broadcasting.

In addition to the cost efforts, we are taking a number of steps to strengthen the performance of our business in this difficult environment.

In Broadcasting, we are focusing our efforts on enhancing the performance of our sales and news operations. In sales, we are particularly concentrating in three areas; pricing and inventory management, account management, and performance management. In news, as I noted earlier, since 1998 we have increased the number of hours of local news on our stations by more than 50 percent. The buildup is complete, and we are very focused on generating incremental revenue from our news investments.

In Publishing, we have established an aggressive sales incentive program to reward each seller, manager and support team for achievement of newly-established sales improvement objectives. We are working with each publishing director and publisher on specific sales performance issues.

Earlier this month, we announced the creation of an enhanced group sales function, known as Meredith Corporate Solutions. It's designed to utilize the full range of Meredith's assets to provide clients with comprehensive advertising and marketing programs. This effort goes well beyond selling advertising space in multiple magazine titles. It involves deploying all of our assets, as well as the assets of key strategic partners, to implement programs that meet client needs. We've promoted Michael Brownstein, formerly the publisher of Ladies' Home Journal, to lead Meredith Corporate Solutions.

We are implementing a "Home" initiative to focus our efforts on capturing additional advertising revenues in the furnishings and building/remodeling categories. While our strong magazine brands make us a clear leader in this category, we know that there is room to go deeper into advertising budgets, especially in the shelter category with developing titles such as Traditional Home and Country Home.

Believing that a period of slower advertising, when others are pulling back on promotion, is exactly the time to enhance our visibility in the marketplace, we are launching a trade advertising campaign this spring and a program to step up the pace of customer contacts.
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To summarize, we are hard at work reducing costs and increasing revenues to offset this advertising slowdown. These steps I've outlined will be instrumental in helping us in the short term, while helping position Meredith for long-term success. Additionally, we continually evaluate all of our properties to make sure they continue to fit into our long-term strategic plan.

Now we'll take a look ahead at our third quarter and the rest of our fiscal year. As you know, we try very hard to offer precise earnings guidance, but the uncertainty and volatility of advertising trends makes precision more difficult than usual. In this respect, I was struck by some recent comments by Victor Miller of Bear Stearns about the pace and timing of advertising demand in last year's first calendar quarter. We understand the market's difficulty in reading current broadcast pacing comparisons.

What we know now is that third quarter comparable advertising pages and revenues are down in the low-to-mid-single digits for our Publishing Group. We are seeing reduced advertising spending by packaged-goods manufacturers, automobile makers, computer and software companies, and personal hygiene manufacturers. In addition, dot-com advertising is nearly non-existent.

In Broadcasting, third quarter pacings are currently down in the low double digits. This appears to be in line with the industry, as local television broadcasters face difficult comparisons due to strong annual buys last year. Like our competitors, we have seen declining demand for advertising in automobiles, retail and telecommunications.

Assuming that these advertising trends continue through the fiscal year, our full-year earnings could be approximately 5 to 10 percent below the previous year's earnings per share of $1.71, excluding non-recurring items. Because of the timing of Interactive and circulation investments, we would expect the earnings impact to be greater in the third quarter than in the fourth.

I've been in this business for almost 30 years. I've seen advertising downturns before, and I've managed through them. While we are focused today on the difficult advertising environment, we also need to continue to concentrate on the long-term. I have confidence in the strengths of Meredith, which provide the foundation for our long-term success.

We have a great franchise, with a set of well-established and very valuable brands, including Better Homes and Gardens.

We have an expanding number of non-advertising revenue sources in Publishing, such as circulation, books, integrated marketing and interactive media.

We have a Broadcasting Group that, despite its current performance issues, is well positioned in some of the nation's fastest-growing markets.

And we have a strong balance sheet, giving us the flexibility we need to respond to changes in the market.

Now we'll take your questions.

Thanks for listening today. We're hard at work implementing our strategies to withstand the current downturn in advertising and to build long-term shareholder value.


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